Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
April 21, 2005	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Net Loan Loss Recoveries, Improved Credit Quality, Decrease in Quarterly Noninterest Expense, and Improved Margin Drive an Increase in Net Income

SANTA CLARA, Calif. — April 21, 2005 — Silicon Valley Bancshares today announced earnings per diluted common share (EPS) of $0.62 for the first quarter of 2005. EPS for the fourth quarter of 2004 were $0.51. EPS were $0.38 for the first quarter of 2004.

Net income totaled $24.2 million for the quarter ended March 31, 2005, an increase of $4.6 million, or 23.5 percent, from $19.6 million for the fourth quarter of 2004. Net income increased by $10.2 million compared to net income of $14.0 million for the first quarter of 2004.

First Quarter Highlights

•                       Net interest margin increased to 6.15 percent in the first quarter of 2005 from 5.92 percent in the fourth quarter of 2004. This increase was largely driven by improvements in yields generated by both the loan and investment securities portfolios. During the first quarter, yield on the Company’s loan portfolio rose from 8.77 percent to 8.95 percent primarily due to recent increases in short-term market interest rates. Additionally, yield on the Company’s taxable investment securities portfolio increased to 4.36 percent for the first quarter of 2005 from 4.22 percent from the fourth quarter of 2004.

•                       Net interest income increased by $2.0 million to $69.9 million in the first quarter of 2005 from $67.9 million in the fourth quarter of 2004. The rise in net interest income was primarily attributable to loan growth and a higher net interest margin.

•                       Quarterly average loans at $2.2 billion in the first quarter of 2005 were 3.2 percent higher than in the fourth quarter of 2004, and represented the highest quarterly average in the Company’s history.

•                       The Company recorded a recovery of provision for loan and lease losses of $(3.8) million in the first quarter of 2005, compared to a recovery of provision for loan and lease losses of $(3.4) million in the fourth quarter of 2004. In the first quarter of 2005, the Company experienced $2.0 million in net recoveries due to $4.0 million in gross charge-offs and $6.0 million in gross recoveries.  This compares to net charge-offs of $2.5 million due to gross charge-offs of $6.3 million and gross recoveries of $3.8 million in the fourth quarter of 2004.

•                       Nonperforming loans (NPLs) were 0.59 percent of total gross loans, down from 0.64 percent in the fourth quarter of 2004 and 0.70 percent in the first quarter of 2004. The allowance to cover potential loan and lease losses was at 256.34 percent of NPLs at March 31, 2005, compared to 251.79 percent at December 31, 2004 and 353.53% at March 31, 2004.

“We have faithfully executed on our strategy of diversifying our product set and expanding our geographic reach in order to meet the needs of clients at all stages,” said Kenneth P. Wilcox, president and CEO of Silicon Valley Bancshares. “This effort has put us in the enviable position of being able to extend and strengthen our relationships with existing clients by offering them more options throughout their life cycles, while appealing to prospective clients who may not have considered us before.  We will continue to leverage that fact to our advantage.”

Selected Financial Metrics

	For the three months ended			% Change	% Change
(Dollars in millions,				Current Quarter	Current Quarter /
except per share amounts)	March 31, 2005	December 31, 2004	March 31, 2004	/ Prior Quarter	Prior Year Quarter

EPS (Diluted)	$0.62	$0.51	$0.38	21.6%	63.2%
Net Income	24.2	19.6	14.0	23.5	72.4
Average Total Assets	5,124.6	5,072.2	4,435.9	1.0	15.5
Return on Average Assets	1.91%	1.53%	1.27%	24.8	50.4
Return on Average Equity	18.42%	14.86%	12.15%	24.0	51.6

Average Assets and Deposits

Quarterly average assets were $5.1 billion for both the first quarter of 2005 and fourth quarter of 2004 and were $4.4 billion in the first quarter of 2004.

Quarterly average loan balance increased $68.0 million to $2.2 billion in the first quarter of 2005 from $2.1 billion in the fourth quarter of 2004.

Quarterly average investment securities increased $20.1 million from the fourth quarter of 2004 to $2.1 billion in the first quarter of 2005, and increased by $452.1 million from the first quarter of 2004. Quarterly average investment securities represented approximately 41.2 percent of total average assets in the first quarter of 2005, compared to 41.3 percent of total average assets in the fourth quarter of 2004, and 37.4 percent of total average assets in the first quarter of 2004.

Quarterly average deposit balances increased $49.1 million to $4.2 billion in the first quarter of 2005 from $4.1 billion in the fourth quarter of 2004. The average noninterest-bearing demand deposit balance per client was $275.5 thousand at March 31, 2005, versus $283.5 thousand at December 31, 2004, and $248.6 thousand at March 31, 2004.

Period-End Assets and Deposits

Total assets of $5.0 billion at March 31, 2005, were down $106.0 million from December 31, 2004 and up $541.5 million from March 31, 2004. The Company’s initiative to repurchase its common stock, for a total cost of $33.9 million during the first quarter of 2005 contributed to the decrease in total assets. Loans, net of unearned income, of $2.3 billion at March 31, 2005, increased $31.9 million from $2.3 billion at December 31, 2004, and were up $351.3 million from $2.0 billion at March 31, 2004.

Period-end total deposits of $4.2 billion at March 31, 2005 were down $63.2 million from $4.2 billion at December 31, 2004, and up $480.0 million from $3.7 billion at March 31, 2004.

Net Interest Income

Net interest income of $69.9 million in the first quarter of 2005 increased $2.0 million, or 3.0 percent, from $67.9 million in the fourth quarter of 2004, and increased $19.1 million, or 37.6 percent, from $50.8 million in the first quarter of 2004. The growth in the first quarter of 2005 as compared to the fourth quarter of 2004 was primarily due to a $1.5 million increase in income from the loan portfolio, which was driven by a $68.0 million increase in total average loans, combined with improvements in loan yields. On February 3, 2005 and again, on March 23, 2005, Silicon Valley Bancshares increased its prime lending rate, each time by 25 basis points, bringing its prime rate to 5.75 percent. As of March 31, 2005, approximately 76.3 percent, or $1.8 billion of the Company’s outstanding loans, were variable rate loans and would reprice with an increase in the Company’s prime lending rate.

Net Interest Margin

The net interest margin rose to 6.15 percent in the first quarter, compared to 5.92 percent in the fourth quarter of 2004. Improvements in yields generated from both the loan and investment securities portfolios were the primary drivers. The yield on the loan portfolio rose from 8.77 percent to 8.95 percent due to recent increases in short-term market interest rates.

				% Change	% Change
				Current	Current
	For the three months ended			Quarter /	Quarter /
	March 31,	December 31,	March 31,	Prior	Prior Year
(Dollars in millions)	2005	2004	2004	Quarter	Quarter

Average Loans	$2,176.9	$2,108.9	$1,807.1	3.2%	20.5%
Average Investment Securities	2,112.5	2,092.4	1,660.4	1.0	27.2
Average Deposits	4,197.4	4,148.2	3,620.2	1.2	15.9
Fully Taxable Equivalent:
Net Interest Income	70.5	68.5	51.6	2.9	36.6
Net Interest Margin	6.15%	5.92%	5.18%	3.9	18.7
Period End Bank’s Prime Rate	5.75	5.25	4.00	9.5	43.8

Noninterest Income

Noninterest income of $26.2 million in the first quarter of 2005, decreased $1.6 million, or 6.0 percent, from $27.8 million in the fourth quarter of 2004, and increased $1.3 million, or 5.2 percent, from $24.9 million in the first quarter of 2004. The decrease from the fourth quarter of 2004 to the first quarter of 2005 is primarily attributable to lower net gains on investments of $2.0 million, decreased letter of credit and foreign exchange fee income of $0.3 million, and lower income from client warrants of $0.1 million. These factors were partially offset by a $1.0 million increase in corporate finance fees.

Investment Gains

Investment gains were $1.6 million in the first quarter of 2005, compared to gains of $3.6 million in the fourth quarter of 2004 and gains of $1.3 million in the first quarter of 2004. Gains on the Company’s equity investments, net of minority interest, were $1.2 million in the first quarter of 2005, compared to gains of $0.5 million in the fourth quarter of 2004 and losses of $0.5 million in first quarter of 2004, respectively.

Letter of Credit and Foreign Exchange Fee Income

Letter of credit and foreign exchange fee income were $4.7 million in the first quarter of 2005, a decrease of $0.3 million, or 6.0 percent from the fourth quarter of 2004. The decrease in this fee income was largely due to a decrease in client foreign exchange transaction currency unit volume.

Income From Client Warrants

In the first quarter of 2005, 24 clients contributed $1.7 million of warrant income. In the fourth quarter of 2004, 21 clients contributed $1.8 million of income. The timing and amount of income from client warrants typically depend upon factors beyond the Company’s control. The Company therefore cannot predict the timing and amount of warrant related income with any degree of accuracy, and the amount is likely to vary materially from period to period.

Based on March 31, 2005 market valuations, the Company had $3.3 million in potential pre-tax warrant gains.

The Company is restricted from exercising many of these warrants until later in the second quarter of 2005. As of March 31, 2005, the Company directly held 1,899 warrants in 1,366 companies and made investments through its managed investment funds, in 307 venture capital funds, 43 companies and two venture debt funds. The Company is typically contractually precluded from taking steps to hedge any current unrealized gains associated with many of these equity instruments. Hence, the amount of income realized by the Company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Client Investment Fees Income

	For the three months ended
(Dollars in millions)	March 31, 2005	December 31, 2004	March 31, 2004

Client Investment Fees	$7.4	$7.3	$6.3

Client Investment Funds and Deposits

(Dollars in millions)	At March 31, 2005	At December 31, 2004	At March 31, 2004
Client Investment Funds (1):
Client Directed Investment Assets	$7,452.0	$7,208.3	$7,835.8
Sweep Money Market Funds	1,355.5	1,351.2	1,093.8
Client Investment Assets Under Management	2,917.7	2,678.0	1,084.9
Total Client Investment Funds	11,725.2	11,237.5	10,014.5

Deposits:
Noninterest-Bearing Demand	$2,642.6	$2,649.8	$2,161.6
Negotiable Order of Withdrawal (NOW)	29.3	32.0	27.5
Money Market	1,191.5	1,206.1	1,150.8
Time	292.9	331.6	336.4
Total Deposits	4,156.3	4,219.5	3,676.3

Total Client Investment Funds and Deposits	$15,881.5	$15,457.0	$13,690.8

(1) Client Funds invested through Silicon Valley Bancshares, maintained at third party financial institutions.

Average client directed funds in investments, sweep money market products and assets under management increased to $11.5 billion during the first quarter of 2005 from $10.9 billion during the fourth quarter of 2004.

Noninterest Expense

Noninterest expense totaled $60.6 million in the first quarter of 2005, a decrease of $3.8 million, or 5.9 percent, from the $64.4 million in the fourth quarter of 2004. The decrease in noninterest expense was primarily due to a decrease in variable compensation expense.

Noninterest expense increased $8.1 million, or 15.6 percent, compared to $52.5 million in the first quarter of 2004, primarily due to an increase in variable compensation expense and an increase in professional services fees associated with a commitment of resources to document, enhance and audit internal controls to accomplish compliance with the Sarbanes-Oxley Act of 2002.

Income Tax Expense

The Company’s effective tax rate was 39.53 percent for the first quarter of 2005, largely consistent with 39.20 percent for the fourth quarter of 2004.

Earnings Per Diluted Common Share

The Company included the dilutive effect of its $150.0 million zero-coupon, convertible subordinated notes due June 15, 2008 in its EPS calculation using the treasury stock method, in accordance with the provisions of Emerging Issue Task Force (EITF) issue No. 90-19, “Convertible Bonds With Issuer Option to Settle in Cash Upon Conversion” and Statement of Financial Accounting Standard (SFAS) No. 128, “Earnings Per Share”. The exposure draft of SFAS No. 128R, if adopted in its proposed form, will require the

Company to change its accounting for the calculation of EPS for its contingently convertible debt to the “if converted” method. If converted treatment of the contingently convertible debt would have decreased EPS by $0.05 per diluted common share, or 7.9 percent for the first quarter of 2005.

Allowance for Loan and Lease Losses

Prior to the fourth quarter of 2004, the Company aggregated its allowance for loan and lease losses and its allowance for loan loss contingency of unfunded commitments and reflected the aggregate allowance in its Allowance for Loan and Lease Losses (ALLL) balance. Beginning with the fourth quarter of 2004, the Company reflected its allowance for loan losses in its ALLL balance and its allowance for loan loss contingency as “Other Liabilities.” These reclassifications were also made to prior periods’ balance sheets to conform to current period’s presentations. Additionally, the Company reclassified expense related to the ALLL to provision for loan and lease losses and expense related to changes in the allowance for loan loss contingency into noninterest expense for all periods presented. Such reclassifications had no effect on our results of operations or stockholders’ equity but have had the effect of lowering the Company’s ALLL to total gross loans and ALLL to nonperforming loans ratios.  See Credit Quality table at the end of this Press Release.

Credit Quality

NPLs totaled $13.9 million, or 0.59 percent of total gross loans, at March 31, 2005, compared to $14.9 million, or 0.64 percent of gross loans, at December 31, 2004 and $14.0 million, or 0.70 percent at March 31, 2004.  The Company’s allowance for loan and lease losses was $35.7 million, or 1.51 percent, of total gross loans and 256.34 percent of NPLs, at March 31, 2005. This compares to $37.6 million, or 1.62 percent, of total gross loans and 251.79 percent of NPLs, at December 31, 2004. At March 31, 2004, the allowance for loan losses totaled $49.4 million, or 2.46 percent of total gross loans and 353.53 percent of NPLs.

The Company realized $4.0 million in gross charge-offs and $6.0 million in gross recoveries in the first quarter of 2005.  This compares to gross charge-offs of $6.3 million and gross recoveries of $3.8 million in the fourth quarter of 2004.

The Company’s allowance for loan loss contingency was $16.0 million at March 31, 2005, a $0.2 million or 1.1 percent decrease, from the balance at December 31, 2004.

Stock Buyback Program and Stockholders’ Equity

The Company repurchased 767,500 shares of its common stock for a total cost of $33.9 million in the first quarter of 2005 under the Company’s stock repurchase program. During the first quarter, the Company put into effect a 10b5-1 plan that allows the Company to automatically repurchase a predetermined number of shares per day at the market price on every trading day through April 26, 2005, the re-opening of the trading window. From May 2003 when the program was approved by the board of directors through March 31, 2005, the Company repurchased 5.6 million shares for a total cost of $159.7 million.

Included in the common stock repurchase activity in the first quarter was a block transaction of 400,000 shares of the Company’s common stock which was repurchased on March 2, 2005 from one of its principal stockholders, H.A. Schupf & Co., LLC. The shares were repurchased at a price of $44.20 per share for an aggregate total price of $17.7 million, which reflected a discount from the then current asking price, as quoted on the Nasdaq National Market, at the time the transaction was entered into.

Stockholders’ equity totaled $516.9 million at March 31, 2005, a decrease of $15.4 million compared to $532.3 million at December 31, 2004 and an increase of $40.5 million compared to $476.4 million at March 31, 2004. Stockholders’ equity declined primarily as a result of the Company’s initiative to repurchase its common stock in the first quarter of 2005.  Both Silicon Valley Bancshares’ and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of March 31, 2005.

Outlook for Second Quarter 2005

Silicon Valley Bancshares currently expects second quarter 2005 earnings to be between $0.54 and $0.58 per diluted common share. This assumes a 25 basis point increase in the Federal Funds rate during the quarter, a modest provision for loan losses, higher noninterest expense due somewhat to higher variable and equity compensation costs than in Q1 and due to higher professional services and compliance costs related to Sarbanes-Oxley. We also expect somewhat stronger loan and deposit growth in Q2 compared to Q1and noninterest income consistent with Q1. The preceding statements regarding our expectations of earnings per share, loan and deposit growth and noninterest income for the second quarter 2005 are forward looking statements. Actual results may differ.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s management has in the past and might in the future make forward-looking statements in writing or orally to analysts, investors, the media and others. Forward-looking statements are statements that are not historical facts. Broadly speaking, forward-looking statements include, without limitation:

•                       projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items;

•                       descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions;

•                       forecasts of venture capital funding levels;

•                       expected levels of provisions for loan losses;

•                       forecasts of future economic performance;

•                       forecasts of future prevailing interest rates;

•                       future recoveries on currently held investments; or

•                       descriptions of assumptions underlying or relating to any of the foregoing.

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology. Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the second quarter 2005 outlook to change include:

•                       adjustments needed in the transaction closing process, or other accounting changes, as required by generally accepted accounting principles in the United States of America;

•                       changes in the state of the economy or the markets served by Silicon Valley Bancshares;

•                       changes in credit quality of our loan portfolio;

•                       changes in interest rates or market levels; and/or

•                       changes in the performance or equity valuation of companies we have invested in.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Factors That May Affect Future Results” included under Item 7A of our most recently filed Form 10-K for the annual period ended December 31, 2004. The Company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this filing are made only as of the date of this filing. The Company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2005 presentations. Such reclassifications had no effect on the Company’s results of operations or stockholders’ equity.

Earnings Conference Call

On April 21, 2005, the Company will host a conference call at 2:00 p.m. (PDT) to discuss the first quarter financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A listen-only live webcast can be accessed on the Investor Relations page of the Company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, April 21, 2005, through midnight (PDT), on Sunday, May 22, 2005, by dialing (866) 415-3315.  A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About Silicon Valley Bancshares

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity and the premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended
(Dollars in thousands, except per share amounts)	March 31, 2005	December 31, 2004	March 31, 2004
Interest Income:
Loans	$48,029	$46,512	$36,632
Investment Securities:
Taxable	21,736	21,154	14,023
Non-Taxable	1,023	1,109	1,461
Federal Funds Sold and Securities Purchased Under Agreement to Resell	2,197	2,046	1,444
Total Interest Income	72,985	70,821	53,560

Interest Expense
Deposits	2,262	2,147	2,014
Other Borrowings	795	768	726
Total Interest Expense	3,057	2,915	2,740

Net Interest Income	69,928	67,906	50,820
(Recovery of)/Provision for Loan and Lease Losses	(3,843)	(3,382)	736
Net Interest Income After (Recovery of)/Provision for Loan and Lease Losses	73,771	71,288	50,084

Noninterest Income:
Client Investment Fees	7,396	7,297	6,268
Corporate Finance Fees	4,748	3,732	4,087
Letter of Credit and Foreign Exchange Fee Income	4,693	4,991	3,729
Deposit Service Charges	2,504	2,943	3,713
Income from Client Warrants	1,723	1,821	2,908
Investment Gains	1,599	3,638	1,322
Other	3,512	3,415	2,859
Total Noninterest Income	26,175	27,837	24,886

Noninterest Expense:
Compensation and Benefits	40,154	42,915	34,103
Professional Services	5,070	3,886	3,339
Net Occupancy	4,580	3,968	4,523
Furniture and Equipment	2,719	2,977	2,909
Business Development and Travel	2,090	2,893	1,991
Correspondent Bank Fees	1,221	1,409	1,281
Data Processing Services	1,013	1,038	1,085
Telephone	889	827	782
Postage and Supplies	709	803	772
Tax Credit Fund Amortization	597	620	620
(Recovery of)/Provision for Loan Loss Contingency	(185)	1,023	(719)
Other	1,766	2,076	1,764
Total Noninterest Expense	60,623	64,435	52,450
Income before Minority Interest in Net Gains/(Losses) of Consolidated Affiliates and Income Tax Expense	39,323	34,690	22,520
Minority Interest in Net Gains/(Losses) of Consolidated Affiliates	616	(2,529)	(481)
Income Before Income Taxes	39,939	32,161	22,039
Income Tax Expense	15,789	12,606	8,029
Net Income	$24,150	$19,555	$14,010

Earnings per Common Share - Basic	$0.68	$0.55	$0.40
Earnings per Common Share - Diluted	$0.62	$0.51	$0.38

Return on Average Assets (1)	1.91%	1.53%	1.27%
Return on Average Equity (1)	18.42%	14.86%	12.15%
Weighted Average Common Shares Outstanding - Basic	35,384,558	35,622,925	34,881,263
Weighted Average Diluted Shares Outstanding - Diluted	38,789,716	38,254,397	36,722,451

(1)  Quarterly ratios represent annualized net income divided by quarterly average assets/equity.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and per share amounts)	March 31, 2005	December 31, 2004	March 31, 2004
Assets:
Cash and Due from Banks	$252,659	$279,653	$200,966
Federal Funds Sold and Securities Purchased Under Agreement to Resell	144,048	166,295	489,453
Investment Securities	2,188,182	2,258,207	1,709,180
Loans:
Gross Loans	2,357,679	2,326,496	2,005,347
Unearned Income on Loans	(13,657)	(14,353)	(12,640)
Loans, Net of Unearned Income	2,344,022	2,312,143	1,992,707
Allowance for Loan and Lease Losses	(35,698)	(37,613)	(49,381)
Net Loans	2,308,324	2,274,530	1,943,326
Premises and Equipment, net of Accumulated Depreciation	16,476	14,951	14,316
Goodwill	35,639	35,639	37,549
Accrued Interest Receivable and Other Assets	102,308	124,325	111,384
Total Assets	$5,047,636	$5,153,600	$4,506,174

Liabilities, Minority Interest, and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,642,591	$2,649,853	$2,161,633
Negotiable Order of Withdrawal (NOW)	29,320	32,009	27,521
Money Market	1,191,474	1,206,078	1,150,791
Time	292,890	331,574	336,348
Total Deposits	4,156,275	4,219,514	3,676,293
Contingently Convertible Debt	146,975	146,740	146,033
Junior Subordinated Debentures	50,272	49,421	47,823
Other Borrowings	11,915	9,820	18,668
Other Liabilities	80,409	125,163	84,989
Total Liabilities	4,445,846	4,550,658	3,973,806

Minority Interest in Capital of Consolidated Affiliates	84,924	70,674	55,935

Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	36	35
Additional Paid-In Capital	20,079	44,886	23,586
Retained Earnings	511,659	487,509	436,144
Unearned Compensation	(3,995)	(4,512)	(925)
Accumulated Other Comprehensive Income	(10,912)	4,349	17,593
Total Stockholders’ Equity	516,866	532,268	476,433
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,047,636	$5,153,600	$4,506,174
Capital Ratios:
Total Risk-Based Capital Ratio	16.10%	15.88%	17.59%
Tier 1 Risk-Based Capital Ratio	12.75	12.53	13.00
Tier 1 Leverage Ratio	10.80	10.87	10.78

Other Period-End Statistics:
Book Value Per Share	$14.60	$14.80	$13.52
Full-Time Equivalent Employees	1,037	1,028	969
Common Stock Outstanding	35,406,732	35,970,095	35,236,779

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	For the three months ended March 31,
	2005			2004
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$359,312	$2,197	2.48%	$541,819	$1,444	1.07%
Investment Securities:
Taxable	2,020,406	21,736	4.36	1,515,957	14,023	3.72
Non-Taxable (2)	92,079	1,574	6.93	144,413	2,247	6.26
Loans:
Commercial	1,789,100	42,628	9.66	1,514,123	33,303	8.85
Real Estate Construction and Term	150,532	2,201	5.93	96,310	1,236	5.16
Consumer and Other	237,298	3,200	5.47	196,659	2,093	4.28
Total Loans, Net of Unearned Income	2,176,930	48,029	8.95	1,807,092	36,632	8.15
Total Interest-Earning Assets	4,648,727	73,536	6.42	4,009,281	54,346	5.45

Cash and Due From Banks	228,782			212,335
Allowance for Loan and Lease Losses	(39,242)			(51,824)
Goodwill	35,639			37,551
Other Assets (3)	250,741			228,581
Total Assets	$5,124,647			$4,435,924

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$30,594	30	0.40	$23,475	25	0.43
Regular Money Market Deposits	498,379	692	0.56	427,993	537	0.50
Bonus Money Market Deposits	740,967	1,048	0.57	704,511	891	0.51
Time Deposits	313,870	492	0.64	370,177	560	0.61
Contingently Convertible Debt	146,844	236	0.65	145,892	236	0.65
Junior Subordinated Debentures	49,491	484	3.97	49,311	350	2.85
Other Borrowings	9,743	75	3.12	18,239	141	3.11
Total Interest-Bearing Liabilities	1,789,888	3,057	0.69	1,739,598	2,740	0.63
Portion of Noninterest-Bearing Funding Sources	2,858,839			2,269,683
Total Funding Sources	4,648,727	3,057	0.27	4,009,281	2,740	0.27

Noninterest-Bearing Funding Sources:
Demand Deposits	2,613,554			2,094,033
Other Liabilities	117,072			91,518
Minority Interest in Capital of Consolidated Affiliates	72,438			46,968
Stockholders’ Equity	531,695			463,807
Portion Used to Fund Interest-Earning Assets	(2,858,839)			(2,269,683)
Total Liabilities, Minority Interest, and Stockholders’ Equity	$5,124,647			$4,435,924

Net Interest Income and Margin		$70,479	6.15%		$51,606	5.18%

Total Deposits	$4,197,364			$3,620,189

Other Statistics:
Average Stockholders’ Equity as a Percentage of Average Assets			10.38%			10.46%

(1)                                 Includes average interest-bearing deposits in other financial institutions of $19.7 million and $4.5 million for the three months ended March 31, 2005 and 2004, respectively.

(2)                                 Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent in 2005 and 2004. The tax equivalent adjustments were $551.0 thousand and $786.0 thousand for the three months ended March 31, 2005 and 2004, respectively.

(3)           Average equity investments of $122.4 million and $114.0 million for the three months ended March 31, 2005 and 2004, respectively, were reclassified to other assets as they were noninterest-yielding.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CREDIT QUALITY

(Unaudited)

(Dollars in thousands)	March 31, 2005	December 31, 2004	March 31, 2004
Nonperforming Loans:
Loans Past Due 90 Days or More	$566	$616	$—
Nonaccrual Loans	13,360	14,322	13,968
Total Nonperforming Loans (1)	$13,926	$14,938	$13,968

Nonperforming Loans as a Percentage of Total Gross Loans	0.59%	0.64%	0.70%
Nonperforming Loans as a Percentage of Total Assets	0.28%	0.29%	0.31%

Allowance for Loan and Lease Losses	$35,698	$37,613	$49,381
As a Percentage of Total Gross Loans	1.51%	1.62%	2.46%
As a Percentage of Nonperforming Loans	256.34%	251.79%	353.53%
Allowance For Loan Loss Contingency	$16,002	$16,187	$13,919
Total Gross Loans	$2,357,679	$2,326,496	$2,005,347

(1)                                 Nonperforming loans equal nonperforming assets for each respective period.